EXHIBIT 21.1

Premier Power Renewable Energy, Inc., a California corporation, wholly owned by the Company (“Premier Power California”)

Bright Future Technologies, LLC, a Nevada limited liability company, wholly owned by Premier Power California

Premier Power, Sociedad Limitada, a limited liability company formed in Spain, wholly owned by Premier Power California